                                                                       Exhibit 8


                           HUTCHINS, WHEELER & DITTMAR
                           A PROFESSIONAL CORPORATION
                               101 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110







                                             April 15, 1999


Safelite Glass Corp.
1105 Schrock Road
Columbus, OH 43229

         Re:   Safelite Glass Corp. Exchange of Initial Notes for Exchange Notes
               -----------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Safelite Glass Corp., a Delaware corporation (the "Company"), in connection with the offer to exchange under the Securities Act of 1933, as amended, $1,000 in principal amount of 9 7/8% Series D Senior Subordinated Notes due 2006 (the "Exchange Notes") for each $1,000 in principal amount of outstanding 9 7/8% Series C Senior Subordinated Notes due 2006 (the "Initial Notes" or the "outstanding Notes"), up to an aggregate of $55,000,000, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement"). The Exchange Notes are being issued pursuant to an Indenture, dated as of December 18, 1998, in the form filed as an Exhibit to the Registration Statement. Unless the context otherwise requires, the term "Notes" includes outstanding notes and Exchange Notes. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

         As such counsel, we have examined such documents as we have deemed necessary as a basis for the opinions hereinafter expressed. Based upon the foregoing, and having regard for such legal considerations as we deem relevant, and subject to the assumptions and qualifications set forth in the Registration Statement under the heading "Income Tax Considerations," we are of the opinion that:

         1. Holders of the outstanding Notes should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

         2. An exchange of outstanding Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the outstanding Notes. As a result, no federal income tax consequences will result to holders exchanging outstanding Notes for Exchange Notes.

Safelite Glass Corp.
April 15, 1999
Page 2

         3.    (a)    The Notes will be treated as debt for federal income tax
purposes. Stated interest on the Notes should be considered to be "qualified stated interest", and therefore, will generally be includible in income of a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof (unless, in the case of a partnership, the Secretary of the Treasury otherwise provides by regulation),
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.

               (b) The Notes were issued with original issue discount ("OID") in an amount equal to the difference between their stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") and their "issue price." United States Holders should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below).

         This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations").

         The "issue price" of each Note will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. The stated interest payments on the Notes are qualified stated interest.

         The amount of OID includible in income by the initial United States Holder of an original issue discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted

Safelite Glass Corp.
April 15, 1999
Page 3

for the length of the accrual period), over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

         United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID and unstated interest. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

            (c) A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in an Exchange Note received in exchange for an outstanding Note will equal the cost of the outstanding Note to the holder, plus the amounts of market discount and OID previously included in income by the holder and minus any principal payments received by the holder with respect to the Notes and amortized bond premium. A holder's adjusted tax basis in an Exchange Note will be equal to the price paid for the Exchange Note (determined by taking into account accrued interest at the time of purchase), plus market discount and OID previously included in income by the holder and minus any principal payments received by the holder with respect to an Exchange Note and amortized bond premium.

            (d) Upon the sale, exchange or retirement of an Exchange Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the Exchange Note. This gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a long-term capital gain or loss if the Exchange Note has been held for more than one year at the time of the sale, exchange or retirement. There are limitations on the use of capital losses.

            (e) Holders should be aware that the market discount provisions of the Code may affect the Notes. These rules generally provide that a holder who purchases Notes for an amount which is less than their "revised issue price" will be considered to have purchased the Notes at a "market discount" equal to the amount of this difference. The revised issue price is the issue price increased by the aggregate amount of OID includible in the gross income of all holders for periods before the taxpayer's acquisition of the Notes. The holder will be required to treat any gain realized upon the disposition of the Notes as ordinary income to the extent of the market discount that is treated as having accrued during the period that the holder held the Notes, unless an

Safelite Glass Corp.
April 15, 1999
Page 4

election is made to include this market discount in income on a current basis. A holder of a Note who acquires the Note at a market discount and who does not elect to include market discount in income on a current basis may also be required to defer the deduction of a portion of the interest on any debt incurred or continued to purchase or carry the Note until the holder disposes of the Note in a taxable transaction.

         A holder of a Note that acquired such Note on the secondary market at a cost that is more than its adjusted issue price but less than or equal to its stated redemption price at maturity may reduce the amount of OID includible in its gross income to reflect such acquisition premium.

         If a holder's tax basis in a Note immediately after acquisition exceeds the stated redemption price at maturity of the Note, the holder may be eligible to elect to deduct the excess as amortizable bond premium pursuant to Section 171 of the Code.

         Purchasers of the Exchange Notes should consult their own tax advisors as to the application to the purchasers of the market discount and bond premium rules.

         4. Under present United States federal income and estate tax law, and subject to the discussion below concerning back-up withholding:

               (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided that: (i) the beneficial owner does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation (within the meaning of Section 957(a) of the Code) that is related (within the meaning of Section 864(d)(4) of the Code) to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code, and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder;

               (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; provided that, in the case of proceeds representing interest, the conditions described in the preceding paragraph are met; and

               (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Notes would not have been, if received at the time of

Safelite Glass Corp.
April 15, 1999
Page 5

such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

         To satisfy the requirement referred to in 4(a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Form ("IRS") W-8 (or successor form)), or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in 4(a)(iv) above may also be satisfied with other documentary evidence for interests paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

         If a Non-United States Holder cannot satisfy the requirements described in 4(a) above, payments of interest (including OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty, or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

         If a Non-United States Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

         Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note (other than proceeds, if any, representing interest) generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met, or (iii) the Non-United States Holder is subject to tax, pursuant to provisions of

Safelite Glass Corp.
April 15, 1999
Page 6

the United States tax law applicable to certain United States expatriates whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes.

         5. In general, information reporting requirements will apply to certain payments of principal, interest and OID paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% back-up withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

         In general, no information reporting or back-up withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in 4(a)(iv) has been received (and the payer does not have actual knowledge that the beneficial owner is a United States person).

         In addition, back-up withholding and information reporting may apply to the proceeds of the sale of a Note within the United States or conducted through certain U.S. related financial intermediaries unless the statement described in 4(a)(iv) has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

         Any amount withheld under the back-up withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

         The summary under the heading "Income Tax Considerations" in the Registration Statement fairly describes, subject to the assumptions and qualifications set forth therein, the material United States federal income tax consequences to holders of the Initial Notes and the Exchange Notes resulting from the exchange of the Initial Notes for the Exchange Notes and the ownership and disposition of the Exchange Notes under currently applicable law.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to us under the heading "Income Tax Considerations" therein.

                                             Very truly yours,



                                         /s/ HUTCHINS, WHEELER & DITTMAR
                                             A Professional Corporation